As filed with the Securities and Exchange Commission on January 17, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMPIO PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-0179592
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5445 DTC Parkway, Suite 925 Greenwood Village, Colorado 80111	80111
(Address of Principal Executive Offices)	(Zip Code)

Ampio Pharmaceuticals, Inc. 2010 Stock and Incentive Plan

(Full Title of the Plan)

Michael Macaluso

Chief Executive Officer

Ampio Pharmaceuticals, Inc.

5445 DTC Parkway, Suite 925

Greenwood Village, Colorado 80111

(720) 437-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen M. Davis, Esq.

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

(212) 813-8804

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share	2,500,000	$4.32(2)	$10,800,000	$1,473.12

(1)	The shares to be registered hereunder include 2,500,000 additional shares of common stock, $0.0001 par value per share of Ampio Pharmaceuticals, Inc. (the “Registrant”), reserved for issuance pursuant to the Registrant’s 2010 Stock and Incentive Plan, as amended on December 15, 2012 (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”).
(2)	Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. Represents the average of the high and the low sales prices of the Common Stock on the NASDAQ Capital Market on January 15, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this registration statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Ampio Pharmaceuticals, Inc. is sometimes referred to as “the Registrant,” “we,” “us,” or “our.”

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by the Registrant, are incorporated herein by reference and made a part hereof:

(a)	The prospectus filed by us with the SEC pursuant to Rule 424(b) under the Securities Act, on July 16, 2012, relating to the registration statement on Form S-3, as amended (Registration No. 333-177116).

(b)	The description of our common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-35182), filed by us with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 20, 2011, including any amendments or reports filed for the purpose of updating such description.

(c)	Our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on February 9, 2012.

(d)	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 24, 2012.

(e)	Our Quarterly Reports on Form 10-Q (i) for the quarter ended September 30, 2012 filed with the SEC on November 2, 2012, (ii) for the quarter ended June 30, 2012 filed with the SEC on August 3, 2012, and (iii) for the quarter ended March 31, 2012 filed with the SEC on May 4, 2012.

(f)	Our Current Reports on Form 8-K filed with the SEC on December 20, 2012, December 4, 2012, September 13, 2012, July 16, 2012, July 13, 2012, July 10, 2012, July 9, 2012, March 22, 2012, January 13, 2012.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation, as amended, provides for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the board of directors of the Company.

We have entered into separate indemnification agreements with each of our directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation, as amended, and by-laws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation, as amended, and by-laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Our bylaws provide that we will indemnify, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of our directors or officers or, while serving as one of our directors or officers, is or was serving at our request as a director, officer, employee, or agent of another corporation or of another entity, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, subject to limited exceptions relating to indemnity in connection with a proceeding (or part thereof) initiated by such person. Our bylaws further provide for the advancement of expenses to each of our officers and directors.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of our certificate of incorporation, as amended, and bylaws.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Document

3.1	Certificate of Incorporation of Ampio Pharmaceuticals, Inc., as currently in effect (1)

3.2	Bylaws of Ampio Pharmaceuticals, Inc. (1)

4.1	Specimen Common Stock Certificate (2)

5.1*	Opinion of Goodwin Procter LLP

10.1	Ampio Pharmaceuticals, Inc. 2010 Stock and Incentive Plan (3)

10.2	Ampio Pharmaceuticals, Inc. Amendment to 2010 Stock and Incentive Plan (4)

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2*	Consent of EKS&H LLLP, independent registered public accounting firm

24.1	Power of Attorney (included in the signature page to this registration statement)

(1)	Incorporated by reference from the Registrant’s Form 8-K filed March 30, 2010.
(2)	Incorporated by reference from the Registrant’s Form S-4 Registration Statement filed January 7, 2011.
(3)	Incorporated by reference from the Registrant’s Form 8-K/A filed March 17, 2010.
(4)	Incorporated by reference to Appendix A from the Registrant’s Definitive Proxy Statement filed October 24, 2012.
*	Filed herewith.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on this 17th day of January, 2013.

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Michael Macaluso
Michael Macaluso Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Michael Macaluso and Mark D. McGregor, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Macaluso Michael Macaluso	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	January 17, 2013

/s/ Mark D. McGregor Mark D. McGregor	Chief Financial Officer (Principal Accounting Officer) (Principal Financial Officer)	January 17, 2013

/s/ David Bar-Or David Bar-Or	Director	January 17, 2013

/s/ Philip H. Coelho Philip H. Coelho	Director	January 17, 2013

/s/ Richard B. Giles Richard B. Giles	Director	January 17, 2013

/s/ David R. Stevens David R. Stevens	Director	January 17, 2013

INDEX TO EXHIBITS

Exhibit No.	Description of Document

3.1	Certificate of Incorporation of Ampio Pharmaceuticals, Inc., as currently in effect (1)

3.2	Bylaws of Ampio Pharmaceuticals, Inc. (1)

4.1	Specimen Common Stock Certificate (2)

5.1*	Opinion of Goodwin Procter LLP

10.1	Ampio Pharmaceuticals, Inc. 2010 Stock and Incentive Plan (3)

10.2	Ampio Pharmaceuticals, Inc. Amendment to 2010 Stock and Incentive Plan (4)

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2*	Consent of EKS&H LLLP, independent registered public accounting firm

24.1	Power of Attorney (included in the signature page to this registration statement)

(1)	Incorporated by reference from the Registrant’s Form 8-K filed March 30, 2010.
(2)	Incorporated by reference from the Registrant’s Form S-4 Registration Statement filed January 7, 2011.
(3)	Incorporated by reference from the Registrant’s Form 8-K/A filed March 17, 2010.
(4)	Incorporated by reference to Appendix A from the Registrant’s Definitive Proxy Statement filed October 24, 2012.
*	Filed herewith.